Exhibit 99.1

FOR IMMEDIATE RELEASE
April 16, 2008

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2008.

Earnings Summary
(in thousands except per share data)	1Q 2008	4Q 2007	1Q 2007
Net income	$8,545	$9,271	$8,022
Earnings per share	0.57	0.62	0.53
Earnings per share (diluted)	0.57	0.61	0.52

Return on average assets	1.18%	1.26%	1.09%
Return on average equity	11.20	12.22	11.33
Efficiency ratio	56.39	55.60	64.68

Dividends declared per share	$0.29	$0.29	$0.27
Book value per share	20.48	20.03	18.93

Weighted average shares	15,000	15,042	15,191
Weighted average shares (diluted)	15,116	15,192	15,437

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended March 31, 2008 of $8.5 million or $0.57 per basic share compared to $9.3 million or $0.62 per basic share earned during the quarter ended December 31, 2007 and $8.0 million or $0.53 per basic share earned during the first quarter of 2007.

First Quarter 2008 Highlights

❖	CTBI continues to focus on our core banking business and expense control during this time of uncertainty with the U.S. economy.

❖
CTBI's basic earnings per share for the first quarter 2008 increased 7.5% from prior year first quarter but decreased 8.1% from prior quarter.  Prior year first quarter earnings were negatively impacted by the one-time after-tax expense of $1.2 million related to the refinance of CTBI's trust preferred debentures.

❖
Net interest income and noninterest income increased $0.4 million and $0.2 million, respectively, year over year.  The decrease in earnings quarter over quarter was impacted by a $0.6 million decrease in net interest income and a $0.5 million decrease in noninterest income.

❖
Our net interest margin decreased 2 basis points from prior quarter but increased 16 basis points from prior year first quarter.  CTBI expects to continue experiencing downward pressure on our net interest margin as loans and deposits continue to reprice and new loan yields continue to reflect the current interest rate environment resulting from the Federal Reserve lowering interest rates by 200 basis points during the past 90 days.  Also, future rate cuts would continue to put pressure on our net interest margin as our loans reprice quicker than our deposits.

❖
Noninterest income for the quarter ended March 31, 2008 increased $0.2 million compared to the same period prior year.  The increases in deposit related fees and gains on sales of loans were offset by a $0.6 million decline year over year in the fair value of mortgage servicing rights.  Quarter over quarter, CTBI experienced a seasonal decline in deposit service charges, primarily from decreased overdraft fees, and a decline in loan related fees, due to the decline in the fair value of mortgage servicing rights.

❖
Due to current economic conditions, nonperforming loans increased as anticipated during the quarter ended March 31, 2008.  Nonperforming loans at quarter-end were $42.6 million compared to $31.9 million at prior quarter-end and $17.9 million for prior year quarter ended March 31, 2007.

❖	Our loan portfolio increased an annualized 4.3% during the quarter with $23.9 million in growth. Loan growth from prior year first quarter was $80.4 million.

❖
Our investment portfolio, which is a source of liquidity to fund loan growth, declined 29.4% from prior quarter and 30.9% from prior year first quarter.  Management has utilized this liquidity in lieu of increased deposit costs (deposits have declined $107 million year over year) to support loan growth and for margin management.  The quarter over quarter decline resulted from the sale of $25 million of our $40 million in auction rate securities, which was offset by a decline in federal funds purchased.

❖	Our efficiency ratio was 56.39% for the quarter ended March 31, 2008 compared to 64.68% and 55.60% for the quarters ended March 31, 2007 and December 31, 2007, respectively.

❖	Return on average assets for the quarter was 1.18% compared to 1.09% for the first quarter 2007 and 1.26% for the quarter ended December 31, 2007.

❖	Return on average equity for the quarter was 11.20% compared to 11.33% for the first quarter 2007 and 12.22% for the quarter ended December 31, 2007.

Net Interest Income

Our quarterly net interest margin increased 16 basis points from prior year first quarter; however, the margin decreased 2 basis points to 4.00% from prior quarter.  Net interest income for the quarter of $26.3 million was a 1.6% increase from prior year first quarter but a 2.3% decrease from prior quarter.  The yield on average earnings assets decreased 49 basis points from prior year and 34 basis points from prior quarter in comparison to the 73 basis point and 40 basis point decreases in the cost of interest bearing funds during the same periods.  Average earning assets have decreased 3.4% from prior year and 0.6% from prior quarter.

Noninterest Income

Noninterest income for the first quarter 2008 increased 2.9% over prior year first quarter with increases in gains on sales of loans, deposit service charges, and other operating revenue, partially offset by a decline in loan related fees, but decreased 5.0% from prior quarter, primarily a result of decreased deposit service charges and loan related fees.  The decline in loan related fees resulted from a decline in the fair value of mortgage servicing rights of $0.4 million quarter over quarter and $0.6 million year over year resulting from increased prepayment speeds and a decline in interest rates.  Other operating revenue included a $0.3 million gain recognized on the redemption of Visa shares which resulted from their first quarter IPO.

Noninterest Expense

Noninterest expense for the quarter declined 11.1% from prior year first quarter and 1.5% from prior quarter.  The largest variances from prior year first quarter were the 2007 charge from unamortized debt issuance costs with the redemption of trust preferred securities and no accrual for the company-wide incentive-based compensation plan.

Balance Sheet Review

CTBI’s total assets remained relatively flat to prior quarter at $2.9 billion, but decreased 6.3% from the $3.1 billion at March 31, 2007.  The year over year decrease included $59.5 million in temporary funds related to a timing difference with the refinance of our subordinated debentures in 2007.  Loans outstanding at March 31, 2008 were $2.3 billion reflecting an annualized 4.3% growth during the quarter and a 3.7% growth from March 31, 2007.  CTBI's investment portfolio decreased $26.1 million from prior quarter and $148.3 million from March 31, 2007 with the majority of the decline consisting of auction rate securities.  Deposits, including repurchase agreements, remained relatively stable from prior quarter at $2.5 billion, but declined $107.2 million or 4.2% from prior year first quarter as management continued our focus on net interest margin management.

Shareholders’ equity of $306.8 million on March 31, 2008 was an annualized increase of 7.3% from December 31, 2007 and a 6.6% increase from March 31, 2007.  CTBI's annualized dividend yield to shareholders as of March 31, 2008 was 3.96%.

Asset Quality

Nonperforming loans increased during the first quarter as economic conditions continue to be challenging for both our business and individual customers.  CTBI is fortunate to have some diversity in the economies of the four regions that we serve.  With the strength in the coal and natural gas industries in our Eastern Region and the distribution, light manufacturing and tourism industries within our South Central Region, asset quality within these regions has not shown significant impact from the current stress within our national economy.  Our Northeast Region did experience a $2.5 million increase in nonperforming loans with only $1.1 million related to the housing industry, and the remaining increase considered to be normal operating fluctuations.  Our Central Kentucky Region, as in the prior quarter, is experiencing the most stress from the current housing market.  Nonperforming loans in this region increased by $7.3 million with $4.5 million of the increase in 1-4 family construction and $2.8 million in one commercial land development loan.  At March 31, 2008, CTBI's 30-89 day past due loans were at a lower level than year-end December 31, 2007, declining 14.1% from $23.3 million to $20.0 million.  Nonperforming loans at March 31, 2008 were $42.6 million compared to $31.9 million at December 31, 2007 and $17.9 million at March 31, 2007.  All nonperforming commercial loans in excess of $250 thousand are individually reviewed with specific reserves established when appropriate.  The increase in nonperforming loans is driven primarily by the increased inventory and the number of days on the market of residential real estate developments in Central Kentucky.  We anticipate nonperforming loans to remain higher than recent history as the normal legal collection time period for real estate secured assets has been slowed due to increased volumes in the industry.  Our loan portfolio management processes focus on maintaining appropriate reserves for potential losses.

Foreclosed properties declined during the first quarter 2008 to $7.4 million from the $7.9 million at year-end but were $3.9 million above prior year first quarter.  Sales of foreclosed properties during the first quarter were $2.4 million while new foreclosed properties were less at $1.9 million.

Net loan charge-offs for the quarter of $1.8 million, or 0.33% of average loans annualized, was a decrease from prior quarter's 0.39% of average loans annualized but an increase from the 0.17% for prior year first quarter.  Allocations to the reserve for losses on loans were $2.4 million for the quarter ended March 31, 2008 compared to $2.3 million for the quarter ended December 31, 2007 and $0.5 million for the quarter ended March 31, 2007.  Our reserve for losses on loans as a percentage of total loans outstanding at March 31, 2008 increased to 1.27% compared to 1.26% at December 31, 2007 and 1.25% at March 31, 2007.  The adequacy of our reserve for losses on loans is analyzed quarterly and adjusted as necessary.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeast, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2008
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Interest income	$44,680	$47,881	$49,178
Interest expense	18,372	20,942	23,288
Net interest income	26,308	26,939	25,890
Loan loss provision	2,369	2,309	470

Gains on sales of loans	546	342	296
Deposit service charges	5,099	5,567	4,804
Trust revenue	1,191	1,240	1,199
Loan related fees	299	702	1,021
Securities gains (losses)	(50)	-	-
Other noninterest income	1,658	1,351	1,178
Total noninterest income	8,743	9,202	8,498

Personnel expense	10,711	10,480	11,114
Occupancy and equipment	2,679	2,902	2,989
Amortization of core deposit intangible	158	158	159
Other noninterest expense	6,453	6,757	8,234
Total noninterest expense	20,001	20,297	22,496

Net income before taxes	12,681	13,535	11,422
Income taxes	4,136	4,264	3,400
Net income	$8,545	$9,271	$8,022

Memo: TEQ interest income	$45,047	$48,245	$49,571

Average shares outstanding	15,000	15,042	15,191
Basic earnings per share	$0.57	$0.62	$0.53
Diluted earnings per share	$0.57	$0.61	$0.52
Dividends per share	$0.29	$0.29	$0.27

Average balances:
Loans, net of unearned income	$2,239,608	$2,233,594	$2,165,510
Earning assets	2,679,069	2,694,129	2,774,634
Total assets	2,900,533	2,918,398	2,994,535
Deposits	2,288,910	2,317,078	2,358,675
Interest bearing liabilities	2,142,185	2,156,633	2,260,472
Shareholders' equity	306,961	300,952	287,204

Performance ratios:
Return on average assets	1.18%	1.26%	1.09%
Return on average equity	11.20%	12.22%	11.33%
Yield on average earning assets (tax equivalent)	6.76%	7.10%	7.25%
Cost of interest bearing funds (tax equivalent)	3.45%	3.85%	4.18%
Net interest margin (tax equivalent)	4.00%	4.02%	3.84%
Efficiency ratio (tax equivalent)	56.39%	55.60%	64.68%

Loan charge-offs	$2,410	$2,627	$1,650
Recoveries	(586)	(439)	(731)
Net charge-offs	$1,824	$2,188	$919

Market Price:
High	$30.87	$32.50	$41.50
Low	23.38	26.09	33.87
Close	29.30	27.53	36.23

	As of	As of	As of
	March 31, 2008	December 31, 2007	March 31, 2007
Assets:
Loans, net of unearned	$2,251,846	$2,227,897	$2,171,484
Loan loss reserve	(28,599)	(28,054)	(27,077)
Net loans	2,223,247	2,199,843	2,144,407
Loans held for sale	1,310	2,334	893
Securities AFS	299,831	324,153	440,587
Securities HTM	31,137	32,959	38,655
Other equity investments	28,064	28,060	28,032
Other earning assets	62,049	37,689	195,968
Cash and due from banks	85,414	101,412	78,324
Premises and equipment	52,823	53,391	55,148
Goodwill and core deposit intangible	66,817	66,976	67,452
Other assets	53,792	55,867	49,320
Total Assets	$2,904,484	$2,902,684	$3,098,786

Liabilities and Equity:
NOW accounts	$18,691	$18,663	$14,910
Savings deposits	650,686	636,156	698,783
CD's >=$100,000	439,430	429,756	447,914
Other time deposits	762,727	758,728	796,402
Total interest bearing deposits	1,871,534	1,843,303	1,958,009
Noninterest bearing deposits	434,033	449,861	435,023
Total deposits	2,305,567	2,293,164	2,393,032
Repurchase agreements	148,739	158,980	168,441
Other interest bearing liabilities	110,710	120,611	219,614
Noninterest bearing liabilities	32,619	28,574	29,901
Total liabilities	2,597,635	2,601,329	2,810,988
Shareholders' equity	306,849	301,355	287,798
Total Liabilities and Equity	$2,904,484	$2,902,684	$3,098,786

Ending shares outstanding	14,979	15,044	15,203
Memo: Market value of HTM securities	$31,384	$32,350	$37,371

90 days past due loans	$14,365	$9,622	$4,270
Nonaccrual loans	28,239	22,237	13,605
Restructured loans	-	20	55
Foreclosed properties	7,425	7,851	3,514

Tier 1 leverage ratio	10.49%	10.32%	9.62%
Tier 1 risk based ratio	13.33%	13.24%	12.11%
Total risk based ratio	14.58%	14.49%	13.28%
FTE employees	996	1,011	1,014

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2008 and 2007 as follows:

	Three Months Ended
	March 31
	2008	2007
Net income	$8,545	$8,022

Basic earnings per share	$0.57	$0.53

Diluted earnings per share	$0.57	$0.52

Average shares outstanding	15,000	15,191

Total assets (end of period)	$2,904,484	$3,098,786

Return on average equity	11.20%	11.33%

Return on average assets	1.18%	1.09%

Provision for loan losses	$2,369	$470

Gains on sales of loans	$546	$296